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                                                                     Exhibit 3.1

                        THE COMPANIES LAW (2003 REVISION)

                              OF THE CAYMAN ISLANDS

                            COMPANY LIMITED BY SHARES

                           NINTH AMENDED AND RESTATED

                            MEMORANDUM OF ASSOCIATION

                                       OF

              SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

         (As adopted by special resolution passed on January 28, 2004)
                                                     ----------

1 The name of the Company is Semiconductor Manufacturing International Corporation.

2 The registered office of the Company shall be at the offices of M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3 The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2003 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4 The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.

5 The share capital of the Company is US$22,000,000.00 divided into (i) 50,000,000,000 common shares of a par value of US$0.0004 each and having the rights and privileges attached thereto as provided in the Company's Articles of Association and (ii) 5,000,000,000 preferred shares of a par value of US$0.0004 each and having the rights and privileges attached thereto as provided in the Company's Articles of Association.

6 The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7 Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.